Zhongpin Inc.	Exhibit 99.2
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

FOR IMMEDIATE RELEASE

Zhongpin Prices Common Stock Offering

New York, October 9, 2009 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today announced that it has priced its previously announced underwritten registered public offering of 4,000,000 shares of its common stock at $13.25 per share. In connection with the offering, Zhongpin has also granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, if any. Piper Jaffray & Co. acted as the sole book-running manager for the offering and Susquehanna Financial Group, LLLP acted as co-manager.

Net proceeds, after underwriting discounts and commissions and expenses, will be approximately $49 million. The offering is subject to customary closing conditions and is expected to close on Wednesday, October 14, 2009.

Zhongpin intends to use the net proceeds from the offering to fund expansion plans, repay short-term indebtedness, and for working capital and general corporate purposes.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on June 18, 2009 and amended on July 14, 2009. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924. Electronic copies of the prospectus and the prospectus supplement are available on the Securities and Exchange Commission's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the common stock or any other securities of Zhongpin. No offer, solicitation or sale shall be made in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork, pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978 in the US
kli@christensenir.com

###